UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2014

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive, Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 6, 2014, Martin Babler and Thomas J. Lynch, M.D. informed our company that they will retire from our Board of Directors (the “Board”) effective March 6, 2014.

(d) On March 6, 2014, our Board, based on the recommendation of the nominating and governance committee of our Board (the “Governance Committee”), elected Jeffrey Berkowitz and Jose Baselga, M.D., Ph.D. as directors. Additionally, our Board, based on the recommendation of the Governance Committee, appointed Mr. Berkowitz to the Compensation Committee of our Board and Dr. Baselga to the Research and Development Committee of our Board. Their terms began on March 6, 2014 and will expire at our 2014 annual meeting of stockholders or their earlier death, resignation or removal. In connection with their commencement of service on our Board, Mr. Berkowitz and Dr. Baselga each were granted an option to purchase up to 30,000 shares of our common stock at a price of $14.29 per share, which is equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. These options, which were granted under our 2010 Stock Incentive Plan, as amended, will vest and become exercisable over a period of two years in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that each option holder continues to serve as a director.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibit is included in this report:

Exhibit No.	Description

99.1	Press release dated March 10, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: March 10, 2014	By:	/s/ Lawrence E. Bloch
Lawrence E. Bloch, M.D., J.D.
EVP, Chief Financial Officer and Chief Business Officer